Exhibit 1.1
Identity and Background of TBSCI’s Directors and Officers
To the knowledge of the Reporting Persons, the following represents the names, present principal occupations or employment, and the names, principal businesses and addresses of the employers, of TBSCI’s directors and officers, as of September 21, 2007.
TBSCI’s Directors and Officers

	Present Principal		Principal Business
Name	Occupation or Employment	Name of Employer	of Employer	Address of Employer
James E. Cayne	Director Chairman of the Board and Chief Executive Officer and member of the Executive Committee	The Bear Stearns Companies Inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Henry S. Bienen	Director President, Northwestern University	Northwestern University	Educational institution	633 Clark Street, Evanston, IL 60208

Jeffrey M. Farber	Controller Senior Vice President-Finance	The Bear Stearns Companies Inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Carl D. Glickman	Director Private Investor	Private Investor	Private Investor	The Leader Building S. 1140 Cleveland, Ohio 44114

Michael Goldstein	Director Private Investor	Private Investor	Private Investor	c/o 383 Madison Avenue, New York, New York 10179

Alan C. Greenberg	Director Chairman of the Executive Committee	The Bear Stearns Companies Inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Donald J. Harrington	Director President, St. John’s University	St. John’s University	Educational institution	8000 Utopia Parkway, Queens, New York 11439

Jeffrey Mayer	Member of the Executive Committee	The Bear Stearns Companies inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Michael Minikes	Treasurer	The Bear Stearns Companies Inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Samuel L. Molinaro Jr.	Executive Vice President and Chief Financial Officer and member of the Executive Committee	The Bear Stearns Companies Inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Frank T. Nickell	Director President and Chief Executive Officer, Kelso & Company	Kelso & Company	Private equity investing	320 Park Avenue, New York, NY 10022

Paul A. Novelly	Director Chairman of the Board and Chief Executive Officer, Apex Oil Company, Inc.	Apex Oil Company, Inc.	Petroleum distribution	8235 Forsyth Blvd. S. 400 St. Louis, MO 63105

Frederic V. Salerno	Director	Private Investor	Private Investor	400 Westchester Avenue, 2nd flr., White Plains, NY 10604

	Present Principal		Principal Business
Name	Occupation or Employment	Name of Employer	of Employer	Address of Employer
Alan D. Schwartz	Director President and Co-Chief Operating Officer and member of the Executive Committee	The Bear Stearns Companies Inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Michael S. Solender	General Counsel	The Bear Stearns Companies Inc.	Publicly-traded holding company	383 Madison Avenue, New York, New York 10179

Vincent Tese	Director Chairman, Wireless Cable International Inc.	Wireless Cable International Inc.	Cable and other subscription programming	c/o 383 Madison Avenue, New York, New York 10179

Wesley S. Williams Jr.	Director President and Chief Operating Officer, Co-Chairman and Co-Chief Executive Officer, Lockhart Companies Inc.	Lockhart Companies Inc.	Real estate, insurance, finance and related businesses	44 Estate Thomas, St. Thomas 00802 US Virgin Islands
Notes:
Unless otherwise noted, the business address of each director and officer listed above is 383 Madison Avenue, New York, New York 10179.
Each director and officer listed above is a U.S. citizen.